                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                         ADVANCED LOGIC RESEARCH, INC.
                                      AT
                             $15.50 PER SHARE, NET
                                      BY
                        DEUCE ACQUISITION CORPORATION,
                           A WHOLLY-OWNED SUBSIDIARY
                                      OF
                              GATEWAY 2000, INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON TUESDAY, JULY 22, 1997, UNLESS THE OFFER IS EXTENDED.


                                                                  June 24, 1997
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  We have been appointed to act as Dealer Manager in connection with the offer by Deuce Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Gateway 2000, Inc., a Delaware corporation, to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Advanced Logic Research, Inc., a Delaware corporation (the "Company"), at a price of $15.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated June 24, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES OUTSTANDING OF THE COMPANY ON A FULLY DILUTED BASIS AND
(II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS WHICH ARE CONTAINED IN THE OFFER TO PURCHASE.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

    1. Offer to Purchase, dated June 24, 1997;

    2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer and tendering Shares;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing such Shares (the "Share Certificates") are not immediately available or time will not permit all required documents to reach First Chicago Trust Company of New York (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedures for book-entry transfer, as set forth in the Offer to Purchase, cannot be completed on a timely basis;

    4. A letter to stockholders of the Company from Eugene Y. Lu, Chairman of the Board, President and Chief Executive Officer of the Company, together with the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

    5. A letter which may be sent to your clients for whose account you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. A return envelope addressed to the Depositary.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JULY 22, 1997, UNLESS THE OFFER IS EXTENDED.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates or timely confirmation of a book-entry transfer of such Shares, into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company pursuant to the procedures set forth in
Section 3 of the Offer to Purchase, (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and (iii) any other documents required by the Letter of Transmittal.

  If a holder of Shares wishes to tender, but cannot deliver his, her or its Share Certificates or other required documents, or cannot comply with the procedures for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

  Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to Deutsche Morgan Grenfell Inc. or Georgeson & Company Inc., at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

  Additional copies of the enclosed materials may be obtained from the undersigned, Deutsche Morgan & Grenfell Inc., at (800) 334-1898, or by calling the Information Agent, Georgeson & Company Inc. at(800) 223-2064.

                                       Very truly yours,

                                       DEUTSCHE MORGAN GRENFELL INC.


 NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON TO ACT ON BEHALF OF OR AS AN AGENT OF PARENT, PURCHASER, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


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